EXHIBIT 3.1

AMENDMENTS TO SECTION 3.4(a) AND 3.4(b) OF THE

AMENDED AND RESTATED BY-LAWS

1.        Section 3.4(a) of the Amended and Restated By-laws of HealthSouth Corporation, as adopted on September 21, 2006 (the “Bylaws”), was deleted in its entirety and replaced with the following:

“(a) Except as otherwise provided by law, the Certificate of Incorporation or these By-laws, after the first meeting of the Corporation at which Directors are elected, Directors of the Corporation shall be elected in each year at the annual meeting of stockholders, or at a special meeting in lieu of the annual meeting called for such purpose, by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present; provided, however, that Directors shall be elected by a plurality of the votes cast at any meeting of stockholders for which (i) the Secretary of the Corporation received a notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for stockholder nominees for Director set forth in Article III, Section 3.4(b), of these By-laws and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth (10th) day preceding the date the Corporation first mails its notice of meeting for such meeting to the stockholders. For purposes of this By-law, a majority of votes cast shall mean that the number of shares voted “for” a nominee exceeds fifty percent (50%) of the number of votes cast with respect to such nominee. Votes cast with respect to a nominee shall include votes to withhold authority and exclude abstentions with respect to such nominee. The voting on Directors at any such meeting shall be by written ballot unless otherwise provided in the Certificate of Incorporation.”

2.            The fourth paragraph of Section 3.4(b) of the By-laws was deleted in its entirety and replaced with the following:

“To be in proper written form, a stockholder’s notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by the person, (iv) a statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board of Directors, in accordance with the Corporation’s Corporate Governance

Guidelines, and (v) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Securities Exchange Act 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.”

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